Exhibit 10.3

LEASE

BETWEEN:	BEDFORD STORAGE LIMITED PARTNERSHIP, a limited partnership duly constituted under the laws of Ontario, having its head office at 266 King Street West, Suite 405, Toronto, Ontario, M5V 1H8, herein acting and represented by its general partner, Bedford Self Storage Corporation, a corporation duly constituted pursuant to the laws of Ontario, having its head office at 266 King Street West, Suite 405, Toronto, Ontario, M5V 1H8, itself represented by Paul Hornak, its Vice-President, duly authorized as he so declares;

(hereinafter called the “Landlord”)

AND:	NWORKS MANAGEMENT CORP., a corporation governed by the Canadian Business Corporations Act, having its head office at 20 Deschênes Street, Saint-Quentin, New Brunswick, E8A 1M1, herein acting and represented by Anthony Levesque, Director of Operations, duly authorized in virtue of a resolution of the Directors dated March 16, 2020;

(hereinafter called the “Tenant”)

WHEREAS the Landlord is the owner of the building located at 3195 de Bedford Road, in the City of Montreal (Borough of Côte-des-Neiges - Notre-Dame-de-Grace) Province of Quebec, H3S 1G3, having a rentable area of 186,947 sq. ft., together with all improvements, alterations or additions situated therein (the “Building”), the whole as shown on Schedule “A” hereto;

WHEREAS the Tenant wishes to lease from Landlord a space located in the Building and the Landlord agrees to lease to the Tenant the said space;

THEREFORE, THE PARTIES HEREBY MUTUALLY AGREE AS FOLLOWS:

ARTICLE 1 - INTERPRETATION

1.1	Definitions

In this Lease, unless the context indicates otherwise, the following words or expressions have the meanings set forth below:

(a)	“Additional Rent” has the meaning ascribed to it under Section 5.2;

(b)	“Basic Rent” has the meaning ascribed to it under Section 5.1;

(c)	“HVAC System” means the heating, air-conditioning and ventilating systems of the Building and the Premises, including any components thereof;

(d)	“Land” means the land on which the Building is situated and known as lot number TWO MILLION ONE HUNDRED SEVENTY-FOUR THOUSAND FIVE HUNDRED AND FORTY-SEVEN (2 174 547) of Cadastre of Québec, Registration Division of Montréal;

(e)	“Landlord’s Work” has the meaning ascribed to it in Schedule “B”;

(f)	“Law” includes any applicable statute, regulation, by-law, rule, regulation, order or ordinance of any level of government, whether federal, provincial, municipal or otherwise, or of any competent court or regulatory authority:

(g)	“Lease” means this Lease and all schedules attached thereto, as it or they may from time to time be amended;

(h)	“Lease Year” means, in respect of the first Lease Year, the period of time commencing on the Commencement Date and expiring on the last day of the month of December next following; thereafter, each Lease Year shall consist of consecutive periods of twelve (12) calendar months, commencing on January 1st and ending on December 31st. However, the last Lease Year shall terminate upon the expiration of the Term or earlier termination of this Lease, as the case may be. The Landlord may in its discretion change the Lease Year from time to time;

(i)	“Letter of Credit” has the meaning ascribed to it under Article 6;

(j)	“Operating Costs” means all reasonable expenses incurred and paid by the Landlord, without duplication, in the maintenance, repair, replacement of the common elements of the Property, including without limitation the common equipment and systems, common corridors, access roads, roadways, parking spaces, sidewalks, common facilities and common services available, at the commencement of the Term or added or provided for at any time thereafter (collectively: the “Common areas”), and operation, supervision and administration of the Property, including without limitation:

i.	repairs and replacements to the Property including, without limitation, repairs and replacements to the Structure and the Building’s base building systems;

ii.	costs of maintenance and repair of the HVAC System;

iii.	the amortized portion of any expenses of capital nature including, without limitation, the costs of repairing and replacing floors and windows, parking area and light standards, the costs of replacing any systems of the Building including without limitation the HVAC System, which capital expenses shall be amortized by the Landlord on a straight-line basis over the useful life of the item repaired or replaced, in accordance with the Accounting Standards for Private Enterprises (ASPE);

iv.	Landlord’s Insurance as set out in Section 11.1 below;

v.	all utilities servicing the Common areas;

vi.	landscaping, cleaning and snow and ice removal;

vii.	if applicable and provided for by the Landlord, garbage and waste collection and disposal for the Property, including the leasable premises;

viii.	costs of metered water should same be charged to the Landlord by the municipality;

ix.	charges for electricity for the Property (excluding charges for electricity for any premises or spaces used exclusively by a tenant of the Property, including the Tenant);

x.	costs of insuring the Building in the manner and form, and at the amounts and limits, as determined by the Landlord, acting reasonably from time to time and the costs of Landlord’s insurance described in Section 11.1;

xi.	labour costs for janitors or others, maintenance and repair costs which are generally included in operating costs, cleaning and building supplies, service contracts with independent contractors for the HVAC System for which the Landlord is responsible, cleaning, refuse removal;

xii.	reasonable labour costs for accounting staff and travel costs; and

xiii.	reasonable auditing, accounting, legal and other professional and consulting fees and disbursements incurred in connection with the maintenance and operation of the Property, including those incurred with respect to the preparation of any statements and estimates required under the Lease, and costs of minimizing, contesting, or appealing assessment of Real Estate Taxes (whether or not successful).

Furthermore, it is understood and agreed that the Operating Costs shall not include any of the following cost or expense incurred by the Landlord:

i.	the costs of repairs to the Building or part thereof resulting from faulty construction, deficient materials or workmanship or inherent structural defects;

ii.	environmental or hazardous substances site reviews, site clean-up and related expenses not caused by the Tenant;

iii.	in connection with the original acquisition, original development, original construction of the Building and any new expansion in the square footage of the Building;

iv.	the depreciation of the Building (including the improvements, fixtures or equipment thereto);

v.	any principal and/or interest on any mortgage related to the Building or any ground rentals/payment relating to emphyteusis and/or any other debt costs of the Landlord, if any;

vi.	income taxes, profits on taxes or other taxes, which are personal to the Landlord;

vii.	tax on capital and any large corporation tax and any similar tax imposed or levied on Landlord;

viii.	net recoveries from insurance policies taken out by Landlord, and warranties in favour of Landlord;

ix.	interest or penalties incurred as a result of Landlord’s late payment of any bill, and any bad debt loss, rent loss or reserves for bad debt or rent loss;

x.	any federal goods and services tax (GST) and any Quebec sales tax (QST) to the extent that they are available to Landlord as a credit.

(k)	“Premises” means Unit 4 in the Building, having a rentable area of approximately 64,642 sq. ft., subject to final measurement as per the Landlord’s chosen measurement method for the Building;

(I)	“Prime Rate” means the prime rate of interest charged from time to time by Landlord’s bankers to their prime commercial corporate borrowers on demand loans in Canadian dollars;

(m)	“Property” means collectively the Building and the Land;

(n)	“Proportionate Share” means a fraction that has as its numerator the rentable area of the Premises, and as its denominator, the rentable area of the Building. As of the date of execution hereof, Tenant’s Proportionate Share is estimated to be 34.58%. This ratio may vary in the event of an increase or a reduction in the rentable area of the Building;

(o)	“Real Estate Taxes” shall mean collectively, all taxes, surtaxes, rates, levies, impositions and assessments, general or special, and any other taxes, surtaxes, rates, levies, impositions or assessments which are now or which may ever be levied or imposed, for municipal, urban community, school, public betterment, general, local improvement or other purposes against or in respect of the Building and Land by any Taxing Authority. If the system of taxation now in effect is altered and any new tax, surtax, rate, levy, imposition or assessment is imposed or levied upon the Building and Land or the owner thereof in substitution for or in addition to those presently levied or imposed upon the Building and Land, the term “Real Estate Taxes” shall include such new tax, surtax, rate, levy, imposition or assessment. If at any time any credit or rebate is given to the Landlord by a competent taxing authority with respect to any vacant space in the Building, the Tenant shall not be entitled to any portion thereof;

(p)	“Rent” means collectively the Basic Rent, the Additional Rent and any other amount due by the Tenant to the Landlord in virtue of this Lease;

(q)	“Structure” means all structural aspects of the Property including, without limitation, the foundations, any bearing or exterior walls, the roof and the roof membrane, the parking lot structure;

(r)	“Taxing Authority” means any duly constituted public authority, whether federal, provincial, municipal, school or otherwise, legally empowered to make assessments or evaluations or to levy, rate, charge or assess taxes, rates, assessments, charges or fees of any sort; and

(s)	“Term” means the Initial Term and any renewal period of this Lease as set forth in Section 3.3, once Tenant has exercised its option.

1.2	Captions and Paragraph Numbers

Captions, paragraph numbers and section numbers are inserted only for convenience and in no way define, limit, construe or describe the scope or intent of such paragraphs or articles of this Lease nor in any way affect this Lease.

1.3	Extended Meanings

The words “hereof”, “herein”, “hereunder” and similar expressions used in any section, paragraph or subparagraph of this Lease relate to the whole of this Lease and not to that section, paragraph or subparagraph only, unless otherwise expressly provided. The use of the neuter singular pronoun to refer to Landlord is deemed a proper reference even though Landlord is an individual, a partnership, a corporation or a group of two or more persons or any combination thereof. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord, or to corporations, associations, partnerships or individuals, or to males or females, shall in all instances be assumed as though in each case fully expressed.

1.4	Reasonableness

The parties hereto shall exercise their rights and act reasonably at all times. Whenever the decision, consent, approval or permission is required of Landlord, or the discretion of Landlord must be exercised, then such decision, consent, approval or permission shall also require Landlord to act reasonably and not be withheld or delayed unreasonably nor shall such discretion be exercised unreasonably, arbitrarily or unfairly.

ARTICLE 2 - LEASE

2.1	Lease

Landlord hereby leases the Premises to Tenant, and Tenant leases same from Landlord, for the Term.

The parties hereto agree that this Lease is a net lease. The Tenant acknowledges and agrees that this Lease, save and except as otherwise indicated in this Lease, is an entirely net lease for the Landlord. Unless indicated to the contrary herein, the Landlord shall not be responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises, the use and occupancy thereof or the contents thereof or the business carried on therein and the Tenant shall alone be responsible for and pay all costs, charges, impositions and expenses of any nature whatsoever relating to the Premises and the Tenant’s Proportionate Share of all costs, charges, impositions and expenses of any nature whatsoever relating to the Property, including all costs incurred or paid for by the Landlord on the Tenant’s behalf.

2.2	Representations

Conditions of the Premises

Subject to Landlord’s Work, the Landlord declares that the Building and Premises are in good working order and state of repair and are, to the best of Landlord’s knowledge without doing inquiry, in compliance with all applicable Laws. The Landlord further declares that, as of the date of execution of the Lease, it has not received any notice of non-compliance from any governmental authority in relation to the Building and Premises. Landlord shall be responsible to ensure that the Building and Premises are at all times in good working order and state of repair and in compliance with all applicable laws, subject to Tenant’s obligations hereunder.

Subject to the Landlord’s Work set out in Schedule B, the Tenant declares that it has visited the Premises, that it accepts the Premises on an “as is, where is” basis, and that it shall not call upon the Landlord to perform any improvements other than the Landlord’s Work. All the modifications, alterations and leasehold improvements to the Premises, including any modifications to the Building and installation of special equipment that may be required by the Tenant (including specific modifications to the HVAC and/or ventilation systems to operate the Premises for the Permitted Use beyond what is normally required as HVAC system for the Premises) to operate the Premises for the Permitted Use, which in each case are not specifically within the scope of the Landlord’s Work, shall be performed by the Tenant, at its cost, in compliance with Section 9.3.

ARTICLE 3 - INITIAL TERM AND OPTIONS

3.1	Initial Term

The initial term of the Lease shall be fifteen (15) years and nine (9) months (the “Initial Term”) commencing on September 1st, 2020 (the “Commencement Date”), and terminating on May 31st, 2036 (the “Expiry Date”), unless terminated earlier pursuant to the provisions hereof.

3.2	Early Occupancy

Notwithstanding the Commencement Date, the Tenant shall have the right to occupy the Premises, in common with the Landlord, immediately following the later of: (a) the date both parties have signed the present Lease; (b) the date the Landlord receives the Letter of Credit, and (c) the Landlord receives the Tenant’s insurance certificate that the Tenant must provide pursuant to Section 11.3 (the “Early Occupancy Date”), in order to carry out the fixturing of the Premises and to operate its business in accordance with the Permitted Use. During the period commencing on the Early Occupancy Date until the day immediately preceding the Commencement Date (the “Early Occupancy Period”), the Tenant shall not be required to pay Basic Rent and Additional Rent; however, the Tenant shall be bound by all other terms and conditions of the Lease during the Early Occupancy Period, and shall pay all other charges, costs, outlays and expenses payable by Tenant under this Lease, including without limitation, the cleaning cost and the cost of utilities consumed in the Premises.

In the event the Landlord is delayed in substantially completing the Landlord’s Work within the delays provided for in Schedule B, the Landlord shall not be liable toward Tenant for any such delays in delivering the items of the Landlord’s Work, without any compensation being due to Tenant by the Landlord therefor, and without affecting the validity of the Lease or construing Landlord liable in damages of any nature whatsoever toward the Tenant.

Notwithstanding the foregoing, any delay in meeting the deadlines set out in Schedule B, shall postpone the Commencement Date (and consequently, the payment of Rent by Tenant) and the Expiry Date by the number of days equivalent to said delay. Also, for the purposes of not delaying the beginning of the Tenant’s operations within the Premises, Tenant shall have the right, after giving Landlord a fifteen (15) day prior written notice, to cause the performance of the work not completed by the Landlord and recover the reasonable costs thereof from the Landlord (including through deduction from the Rent payments).

3.3	Option to Renew

Subject to the Right to Terminate pursuant to the provisions of Section 3.4, and provided the Tenant is not then in default under the Lease, and has delivered to the Landlord, no less than nine (9) months prior to the expiry of the Initial Term, or the First Renewal Period, as the case may be, a written notice of its election to renew the Lease, the Tenant shall have the right to renew this Lease for two (2) additional periods of five (5) years each (the “Option to Renew”), each being from June 1st, 2036 until May 31st, 2041 (the “First Renewal Period”) and from June 1st, 2041 until May 31st, 2046 (the “Second Renewal Period”), on the same terms and conditions as are contained in this Lease, save and except that:

(a)	Tenant shall accept the Premises in their “as is, where is” condition on the commencement date of the renewal period in question; the Landlord having no work to perform to the Premises nor any Landlord’s Work;

(b)	the annual Basic Rent payable for the five (5) year period of each Renewal Period shall be equal to the current market Basic Rent prevailing prior to the commencement of the applicable Renewal Period for a renewal of a lease for buildings of similar type and condition, but shall never be less than the annual Basic Rent payable by the Tenant during the last year of the Term or, as the case may be, the First Renewal Period, immediately preceding the then exercised renewal period (the “Market Basic Rent”).

In the event the Landlord and Tenant do not come to an agreement on the Market Basic Rent within two (2) months of a Renewal Notice, then, the Landlord and Tenant shall each have the option to submit the issue to arbitration, subject to providing a written notice to that effect to the other party no later than thirty (30) days of the expiry of that two (2) month period, failing which the Basic Rent payable by the Tenant for the Initial Term shall be applicable until the decision is rendered by the arbitrator. Should any such notice to submit the issue to arbitration be given according to above, the arbitration shall be conducted in accordance with articles 620 to 648 of the Code of Civil Procedure, except that there will be one arbitrator only, who shall be a chartered appraiser and member in good standing of the Ordre des evaluateurs agrees du Quebec having at least ten (10) years of experience in evaluating properties of comparable type, size, age and condition of the Premises located in the area where the Building is located. Within twenty (20) days of that notice, the parties shall appoint the appraiser. If the parties do not agree on the choice of the appraiser within that twenty (20) day period, one of them may ask a judge of the Superior Court of the Province of Quebec to appoint the appraiser.

Once appointed, the appraiser shall forthwith proceed to the determination of the Market Basic Rent. The appraiser/arbitrator shall provide the parties with its written report within the briefest delay. The appraisal shall be final and binding upon the Landlord and Tenant. Unless the arbitrator decides otherwise, the arbitration costs shall be borne equally between the Landlord and Tenant;

(c)	there is no Tenant’s Allowance, no Early Occupancy Period, no free rent period, nor any other Tenant inducement; and

(d)	this Option to Renew shall not apply anew and there shall be no other renewal periods after the Second Renewal Period.

For clarity, the Landlord’s Right to Terminate and the Tenant’s obligation to provide and maintain the Letter of Credit shall apply to the renewal periods.

This Option to Renew is not personal to NWorks Management Corp, and may be assigned or transferred to a Transferee pursuant to a Transfer in accordance with Article 13.

3.4	Landlord’s Right to Terminate

If the Landlord intends to redevelop the Property and demolish the Premises, the Landlord shall have a continuous right to terminate the Lease (the “Right to Terminate”) with effect at any time after the Expiry Date, upon giving Tenant a twenty-four (24) month prior written notice to this effect (the “Termination Notice”). The Termination Notice shall indicate the date of termination of the Lease (the “Termination Date”), which shall not be earlier than the Expiry Date subject to giving Tenant the Termination Notice.

The Landlord’s Right to Terminate the Lease shall be without any compensation or deduction of any kind for the Tenant therefor; the Tenant renouncing to all of its rights and recourses. The Landlord shall not be liable to the Tenant, the Tenant’s agents, representatives, employees, directors and officers, customers or guests for any damage, loss, cost, charge, expense and outlay of any nature occurring for any reason as a result of the Right to Terminate. However, should the Landlord not proceed with the demolition and redevelopment of the Property as set forth in the Termination Notice and the Second Notice, other than by reason of superior force the Tenant shall have all rights and recourses to claim from the Landlord any damage, loss, cost, charge, expense and outlay of any nature suffered as a result of the earlier termination of the Lease, excluding any loss or profit or indirect damages.

Notwithstanding the sending of the Termination Notice, the Tenant must respect all the terms and conditions of the Lease up until the Termination Date.

All the terms and conditions of the Lease applicable to the expiration of the Lease shall apply to the Termination Date.

Notwithstanding the Termination Date, Tenant shall remain liable for any and all adjustments of Additional Rent which may be effected after the Termination Date, in respect of any period of the Term occurring prior to the Termination Date.

Landlord benefits from the Right of Termination notwithstanding anything to the contrary in the Lease including, but not limited to, the exercise by the Tenant of any of its Option to Renew the Lease pursuant to Section 3.3.

3.5	Overholding

If Tenant remains in possession of the Premises after the expiry of the Term, there shall be no tacit renewal of this Lease, and Tenant shall be deemed to be occupying the Premises on a month-to-month basis on the same terms and conditions of the Lease as are applicable to a monthly lease, save and except that the Tenant shall pay the aggregate of (i) a monthly Basic Rent equal to 125% of the last monthly payment of Basic Rent for the last year of the Term and (ii) one twelfth (1/12) of the Additional Rent payable by the Tenant for the last year of the Term payable in advance on the first day of each month. This month-to-month tenancy may be terminated at any time thereafter with a prior thirty (30) day notice by the Landlord to the Tenant.

3.6	Right to Enter

During the last nine (9) months of the Term, Landlord shall have the right, upon giving Tenant a twenty four (24) hours’ prior written notice to this effect, to enter upon and exhibit the Premises during usual business hours to any prospective tenant. Landlord shall also have the right during such period to place and keep upon the Premises notices or signs to the effect that same are for rent.

ARTICLE 4 - USE OF PREMISES

4.1	Use of Premises

Tenant shall use the Premises solely for the purposes of a data centre, for uses related to the foregoing, including, without limitation, technology services, for storage and for office use, and for no other purpose (the “Permitted Use”). The operation of a data centre entails the licensing of parts of the Premises by the Tenant to its customers, which licenses shall not be construed as subleases or customers, as subtenants. For the Tenant to grant such licenses to its customers, the prior consent of the Landlord is not required.

Tenant shall have the right to use certain areas on the roof of the Building, at locations determined by the Landlord and the Tenant, both acting reasonably, for the purposes of installing, at the Tenant’s costs, the Tenant’s specialized equipment for the Permitted Use. Any such installation shall be performed by Tenant, at its cost, in accordance with the provisions of the Lease. Tenant shall also have the right to use areas on the Land adjacent to the Premises for outdoor equipment storage at locations determined by the Landlord. It is understood by the parties that no rent shall be payable to the Landlord for the use of any of those areas.

Notwithstanding any Law and any provision herein to the contrary, Tenant shall at any time during the Term have the right to cease to occupy the Premises or part thereof for any part of the Term and to vacate same, while remaining liable however for the payment of Rent and the performance of its other obligations hereunder. Tenant shall however, notify the Landlord of any vacancy by prior thirty (30) day written notice.

Landlord does not represent or warrant that the Permitted Use comply with the Law; and this Lease is not conditional upon Tenant obtaining any permit for the carrying on of its business from any municipal or other authority. Tenant, at its cost, shall be solely responsible to obtain all permits, consents and authorizations required for its occupation of the Premises and the operation of its business therein for the Permitted Use.

4.2	Parking

Providing the Tenant is not in default under the Lease, the Tenant shall have the right to use up to a maximum of eighteen (18) parking spaces, as follows:

(a)	six (6) reserved parking spaces located immediately in front of the Premises, at the area approximately shown on the two (2) plans attached hereto jointly as Schedule “C-1”;

(b)	two (2) reserved parking spaces (identified as disabled person parking) located in front of the premises of the adjacent premises at the location approximately shown on the photo attached hereto as Schedule “C-2”. The Landlord, at any time, may move those two (2) parking spaces to the area which is at an angle in front of the paving stone to the right of the stairs shown on the photo in Schedule “C-2”; and

(c)	ten (10) parking spaces located in the general parking area of the Property, as approximately shown in yellow on the plan attached hereto as Schedule “C-3,

(collectively: the “Parking Spaces”).

The Tenant, at its sole cost and expense, shall be responsible to mark, paint or otherwise display “reserved for NWorks” or similar text in each of the above six (6) reserved parking spaces, and “Handicap reserved NWorks” or similar text for the two (2) reserved parking spaces to such effect, and the Tenant shall be responsible for, and shall be entitled to, monitor these reserved parking spaces including the right of towing the cars parked without authorization. The above ten (10) non-reserved parking spaces are located in the parking lot of the Property and are to be used in common with the other tenants of the Property. Subject to the foregoing, the Tenant shall not have the right to use those parking spaces of the parking lot which are designated, from time to time by the Landlord, as being for the exclusive use of another tenant.

The Tenant undertakes: (a) not to assign or sublease the Parking Spaces; (b) to use the Parking Spaces for the purpose of parking passenger vehicles, and for no other purpose, and (c) to respect any rules and regulations enacted from time to time by the Landlord for the proper use and management of the parking lot, subject to the Tenant’s rights under this Lease, which rules and regulations shall be deemed to be incorporated into and form part of this Lease.

The Landlord shall in no event be responsible for any loss or theft of, or damage to the passenger vehicles nor for any property left at the parking lot; the use of the parking lot being at all times at the risks of the respective owner of the passenger vehicles.

ARTICLE 5 - RENT

5.1	Basic Rent

Tenant hereby agrees and covenants to pay to Landlord, throughout the Initial Term, without abatement, set-off, deduction or compensation, in lawful money of Canada, the following annual basic rent with respect to the Premises, which shall be payable in equal consecutive monthly instalments, in advance on the first day of each calendar month of each Lease Year (the “Basic Rent”), as follows, subject to the final measurement of the Premises:

Periods	Rate per square foot of rentable area	Annual Basic Rent	Monthly payments
Sept. 1, 2020 to Nov. 15, 2020	$0.00	$0.00	$0.00
Nov. 16, 2020 to Feb. 15, 2021	$2.50	$161,605.00	$13,467.08
Feb. 16, 2021 to May 31st, 2021	$3.25	$210,086.50	$17,507.21
June 1st, 2021 to May 31, 2022	$5.49	$354,884.58	$29,573.72
June 1, 2022 to May 31, 2023	$5.65	$365,227.30	$30,435.61
June 1, 2023 to May 31, 2024	$5.82	$376,216.44	$31,351.37
June 1, 2024 to May 31, 2025	$6.00	$387,852.00	$32,321.00
June 1, 2025 to May 31, 2026	$6.15	$397,548.30	$33,129.03
June 1, 2026 to May 31, 2027	$6.30	$407,244.60	$33,937.05
June 1, 2027 to May 31, 2028	$6.46	$417,587.32	$34,798.94
June 1, 2028 to May 31, 2029	$6.62	$427,930.04	$35,660.84

Periods	Rate per square foot of rentable area	Annual Basic Rent	Monthly payments
June 1, 2029 to May 31, 2030	$6.79	$438,919.18	$36,576.60
June 1, 2030 to May 31, 2031	$6.96	$449,908.32	$37,492.36
June 1, 2031 to May 31, 2032	$7.13	$460,897.46	$38,408.12
June 1, 2032 to May 31, 2033	$7.31	$472,533.02	$39,377.75
June 1, 2033 to May 31, 2034	$7.49	$484,168.58	$40,347.38
June 1, 2034 to May 31, 2035	$7.68	$496,450.56	$41,370.88
June 1, 2035 to May 31, 2036	$7.87	$508,732.54	$42,394.38

5.2	Additional Rent

In addition to the Basic Rent, the Tenant shall pay to Landlord the Additional Rent with respect to the Premises, which is payable in equal consecutive monthly instalments, in advance on the first day of each calendar month of each Lease Year, without set-off, compensation, abatement or deduction whatsoever. The Additional Rent shall include:

(a)	The Tenant’s Proportionate Share of the Operating Costs;

(b)	The Tenant’s Proportionate Share of the Real Estate Taxes; and

(c)	An administration fee of 15% of the Tenant’s Proportionate Share of Operating Costs.

The Landlord shall remit to the Tenant, at least sixty (60) days before each Lease Year, the estimated amount of the Tenant’s Proportionate Share of the Operating Costs and Real Estate Taxes for that period, and the monthly payments of Additional Rent shall then be established for said Lease Year based on that estimate.

Within 120 days after the end of each Lease Year, the Landlord shall remit to the Tenant a statement, along with the supporting documents, indicating the actual amounts of the Operating Costs and Real Estate Taxes, for the said Lease Year. Should the actual amount of Tenant’s Proportionate Share of such Operating Costs and/or Real Estate Taxes indicated in the Landlord’s statement and supporting documents be greater than the total of the amounts already paid by the Tenant to the Landlord, then the Tenant shall reimburse any amount to the Landlord within thirty (30) days following the delivery of the above-mentioned statement. Should the actual amount of Tenant’s Proportionate Share of such Operating Costs and/or Real Estate Taxes indicated in the Landlord’s statement be less than the total of the amounts already paid by the Tenant to the Landlord, then such amount overpaid shall be credited by the Landlord on the next monthly payment of Rent. The Landlord’s statement shall be conclusive as to the amount of these costs for the period covered, subject to the following. If the Tenant raises any objection with respect to the Operating Costs (an “Objection”), such Objection must be transmitted to the Landlord in writing within thirty (30) days following receipt by the Tenant of the statement (the “Objection Notice”). The Landlord shall have thirty (30) days to respond to the Objection. If the Landlord fails to respond within such delay or responds but does not agree with the Objection, the Tenant, at its cost, shall have the right to submit the Objection notified to the Landlord in the aforementioned delay and manner to be resolved by an independent third party accounting firm appointed by both Landlord and Tenant within a reasonable time period and its decision shall be final and binding. The cost of such third party accounting firm shall be shared equally between the Landlord and Tenant.

For information purposes, the estimated Additional Rent for year 2020 is $3.50/sq. ft. per annum.

The Additional Rent shall also include the following amounts which shall be payable by the Tenant to the Landlord on demand:

(a)	the cost of any additional services provided by Landlord at Tenant’s request; and

(b)	any other costs, fees or amounts payable to Landlord by Tenant pursuant to this Lease.

Notwithstanding the foregoing, the Tenant shall not pay any Additional Rent until February 16, 2021.

5.3	Interest and Payment

Unpaid amounts due under this Lease, as rent or otherwise, bear interest, compounded monthly, at the Prime Rate, increased by five percent (5%).

5.4	Place of Payment

All Rent shall be paid when due at the principal place of business in Canada of Landlord or at such other place in Canada as Landlord may from time to time designate without demand or other formality.

Notwithstanding the foregoing, the Tenant shall pay all Rent by way of electronic funds transfer into such bank account as designated by the Landlord to the Tenant, from time to time.

5.5	Sales Taxes

Tenant shall pay to Landlord all goods and services taxes and Quebec sales tax, imposed on Rent by any competent authority (“Sales Taxes”). Such Sales Taxes shall be payable by Tenant at the same time as the amounts for which such taxes are imposed are payable to Landlord under this Lease. All invoices to be provided by the Landlord to the Tenant shall indicate the Landlord’s G.S.T. and/or Q.S.T.

5.6	Accrual of Annual Basic Rent

Annual Basic Rent shall be considered as accruing day to day hereunder from the Commencement Date of this Lease. If it is necessary for any reason to re-calculate such annual Basic Rent for an irregular period during the relevant Lease year, an appropriate apportionment and adjustment shall be made on a per diem basis based upon a 365 day calendar year.

5.7	Prepaid Rent

Intentionally deleted.

ARTICLE 6 - LETTER OF CREDIT

At the latest five business (5) days following the execution of this Lease by both parties, the Tenant shall give to the Landlord an irrevocable letter of credit issued by a Canadian chartered bank or the Desjardins Group in favor of the Landlord (the “Letter of Credit”), as security for the fulfilment of Tenant’s obligation under the Lease.

The Letter of Credit shall be in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) for an initial term of twelve (12) months renewed annually (for the amount set out below) up until the end of the Term of the Lease.

At the end of Letter of Credit’s initial term of twelve (12) months, the amount of the Letter of Credit will be reduced to ONE HUNDRED TEN THOUSAND DOLLARS ($110,000.00) and shall remain same for each annual renewal up until the end of the Initial Term of the Lease.

Should the Tenant be in default under the Lease, the Landlord shall have the right to draw on the Letter of Credit to recover the cost resulting from the Tenant’s default. The Tenant shall then be responsible to top up the Letter of Credit to an amount equal to one hundred twenty-five percent (125%) of the amount drawn on by the Landlord within fifteen (15) days of receiving a notice from the Landlord to this effect, the whole without prejudice to such other rights, remedies and recourses as available to Landlord in the circumstances.

The furnishing of the Letter of Credit will not relieve the Tenant from the payment of Rent, or any other charges for which the Tenant is liable under or in virtue of the Lease or in any way relieve the Tenant from the faithful and punctual performance of all covenants and conditions contained in or entered into in virtue of the Lease.

If, in accordance with Article 13, the Lease is subleased or assigned, the Landlord shall be entitled to demand that the Letter of Credit be replaced by a new letter of credit which shall have to be provided by the assignee or sublessee free of charge to the Landlord at the latest on the effective date of the sublease or assignment, as the case may be. Upon receipt by the Landlord of the new letter of credit, the Letter of Credit shall become null and void and shall be immediately returned by the Landlord to the Tenant.

The Letter of Credit shall be held by the Landlord without liability for interest.

Fifteen (15) days following the expiry of the Initial Term of the Lease, and where (a) the Lease is renewed pursuant to Section 3.3, then the Letter of Credit shall be returned to the Tenant, or (b) the Lease is not renewed and expires on the Expiry Date, then the Letter of Credit shall be returned to the Tenant provided the Premises have been vacated in good order and condition, subject to the Landlord’s obligations under this Lease, and provided the Tenant shall have complied in all respects with all terms, covenants and conditions herein contained at the satisfaction of the Landlord, acting reasonably.

Such Letter of Credit shall not be governed by the provisions of Article 2280 and following of the Civil Code of Quebec and shall not be construed as being the property of the Tenant.

In the event of bankruptcy, insolvency or liquidation of the Tenant, the Landlord shall immediately have the right to confiscate the amount of the Letter of Credit as owner of said amount.

ARTICLE 7 - TAXES

7.1	Real Estate Taxes

During the Term of this Lease, Tenant is responsible for payment of its Proportionate Share of Real Estate Taxes assessed against the Property.

7.2	Business Taxes

Tenant shall pay directly to the applicable authorities, to the exoneration of Landlord, as and when due all its own personal business taxes, if any. Tenant shall provide to Landlord, upon request, reasonable evidence demonstrating its payment of such business taxes.

ARTICLE 8 - UTILITIES

8.1	Payment of Public Utilities

The Tenant shall pay directly to the relevant authorities for public utilities consumed on the Premises. With respect to electricity more specifically, the Landlord shall provide to the Premises electricity to a minimum of the higher of (i) eighty percent (80%) of the existing electrical capacity for the Building, and distributed by the Landlord, but excluding in the server rooms for which such distribution shall be done by Tenant, or (ii) the electrical capacity of the Building as increased by the Tenant in accordance with the following sentence. The Tenant shall have the right, at its cost, to increase the electrical capacity of the Premises, and Landlord shall cooperate with the Tenant to that effect. The Tenant shall have exclusive access (along with the Landlord) at all times during the Term, to the electrical room, which shall be located in the Premises. Tenant shall pay for the consumption of the electricity and heat serving the Premises as of the earlier of (a) the Commencement Date, and (b) the Early Occupancy Date.

The Landlord hereby declares that the Premises have its own separate meters.

8.2	Payment of Other Costs

Without limiting the generality of the other provisions herein, including without limitation Section 2.1, but for greater clarity, the Tenant shall pay directly to the relevant authorities for all telephone charges, cleaning cost for the Premises and other utilities consumed in the Premises.

ARTICLE 9 - MAINTENANCE AND REPAIRS

9.1	Tenant’s Maintenance and Repairs

Notwithstanding any contrary provision of Law including, without limitation, Articles 1854 and 1864 of the Civil Code of Quebec, the Tenant shall maintain and keep the Premises, including all replacements, alterations, additions and improvements thereto, and including, as the case may be, the loading docks, garage doors and dock levelers, all in good order and condition and shall perform or cause to be performed all repairs and replacements which may from time to time be required therein or thereto, including those required for the Premises to comply with Laws, excluding only:

(a)	maintenance, repairs and replacement to the Structure; and

(b)	maintenance, repairs and replacement to the HVAC System.

Without limiting the Tenant’s obligations provided in the first paragraph of this Section 9.1 but subject to the Landlord’s Work in Schedule “B”, the Tenant, at its cost, shall be responsible for all necessary repairs or replacements of all systems and components servicing the Premises and located in and forming part of the Premises, including, without limitation, lighting and electrical systems, plumbing components and systems, sprinkler systems or water main or plumbing lines, chemical extinguishers and emergency lights, downpipes, drains and electrical, plumbing, gas, sewer and other utilities systems and equipment servicing the Premises and located within and forming part of Premises, excluding, without limitation, any underground component or any repairs or replacements requiring piercing the cement slab.

The Tenant, at its sole cost and expense, shall also be responsible for the garbage removal for the Premises, and the shoveling of snow around the immediate areas surrounding the Premises’ entrances, exits, stairs and doorways.

9.2	Maintenance, Repairs and Replacements by Landlord

Except to the extent that Tenant shall be required to do so under the provisions of Section 9.1, Landlord shall keep and maintain the Property, including the Premises, in good order and condition and shall make all needed repairs and replacement thereto, of any sort whatsoever, with diligence as a prudent owner of a similar Property would. These repairs and replacements shall include, without limitation:

(a)	repairs and replacements to the foundations, structural floors, exterior walls and windows, roof, exterior and interior structural elements, columns, bearing walls, systems of the Building and parking lot;

(b)	repairs and replacements to the Building rendered necessary by virtue of faulty construction or deficient materials or workmanship as well as repairs and replacements covered under any warranties held by the Landlord;

(c)	repairs and replacements to the HVAC System;

(d)	the maintenance and repairs to access roads, roadways, parking spaces and sidewalks within the perimeter of the Property, ensure that the roadway is clean and free of obstructions, debris or waste, ice and snow; and

(e)	all necessary repairs or replacements of all systems and components servicing the Property which are not located in or forming part of the Premises, including, without limitation, lighting and electrical systems, plumbing components and systems, sprinkler systems or water main or plumbing lines, chemical extinguishers and emergency lights, downpipes, drains and electrical, plumbing, gas, sewer and other utilities systems and equipment serving the Property which are not located or forming part of Premises, such as any underground component or any repairs or replacements requiring piercing the cement slab.

the cost of all of which shall form part of the Operating Costs in accordance with the provisions of Section 1.1(j), unless otherwise excluded therefrom pursuant thereto.

9.3	Alterations by Tenant

All the repairs, replacements, modifications, alterations, and leasehold improvements to the Premises, including the installation of any special equipment that may be required by the Tenant to operate the Premises for the Permitted Use (collectively the “Alterations”) shall be performed by the Tenant, at its cost.

The Alterations shall also include any modification, alteration, and improvements to any part of the Structure or of the Building’s base building systems, whether or not located within the Premises, if such Alterations are required to have the Premises fit for the Permitted Use.

Tenant shall not make any Alterations without first obtaining Landlord’s prior written approval which may not be unreasonably withheld. Tenant shall not be required to obtain Landlord’s prior written approval for any minor decorations to the Premises, such as painting, wallpaper and carpeting.

If Alterations affect the Structure or any of the Building’s base building systems located within the Premises, including without limitation, the HVAC System or the electrical, mechanical and plumbing systems, Landlord, acting reasonably, will have the right, at its own discretion, to perform such work instead of Tenant, at Tenant’s cost, plus an administration fee of fifteen percent (15%) over all such costs, subject to costs being reasonably at market prices.

Prior to commencing any work, Tenant will submit to Landlord:

(a)	details of the proposed Alterations including drawings and specifications and when required by Landlord, acting reasonably, any architectural, electrical and mechanical construction plans and specifications;

(b)	any indemnification or security against legal hypothecs, costs, damages and expenses Landlord reasonably requires; and

(c)	evidence that Tenant has obtained the necessary consents, permits, licences and inspections from all governmental authorities having jurisdiction.

Moreover, the Tenant shall provide the Landlord with the identity of the persons or firms that will be performing the work and with such evidence of insurance as the Landlord may require. The Landlord shall have the right, acting reasonably, to require the Tenant to make changes to the plans proposed by the Tenant. For any work affecting the Building’s Structure or systems, the Landlord shall have the right, acting reasonably, to oblige the Tenant to retain the services of other contractors in order to have the work performed, provided their pricing is commercially reasonable. All persons and firms performing work in the Premises with regards to electrical, mechanical and plumbing work shall be certified professionals or shall employ only certified professionals.

Alterations shall be performed (i) with due diligence and dispatch; (ii) in a good and workmanlike manner by competent workmen; (iii) in compliance with all applicable Laws and with the requirements of any governmental or municipal authority having jurisdiction; (iv) in accordance with the drawings and specifications approved by Landlord; and (v) to equal or exceed the then current standard for the Building.

Notwithstanding any provision in this Lease, and without limiting the Tenant’s liability, any repairs or replacements to any part of the Property (excluding the Premises) necessitated by damages caused by the fault of the Tenant or of the Tenant’s clients, representatives, agents, employees, contractors, subcontractors or persons to whom Tenant permits access to the Property of for whom the Tenant is at Law responsible, shall be the Tenant’s responsibility, and if executed by the Landlord (where the damage pertains to any part of the Property that is not part of the Premises or that is part of the Building’s structure of systems located within the Premises or where the Tenant fails to perform them in a timely manner), all reasonable costs so incurred shall be payable by the Tenant to the Landlord upon demand, plus an administration fee of fifteen percent (15%) over such costs.

The Tenant acknowledges that all work performed by it shall be for its own benefit and not for the benefit of the Landlord. Under no circumstances shall the Tenant be considered to be performing the work on behalf of the Landlord, including as the mandatary or contractor of the Landlord. All Alterations, when completed, will form part of the Premises, become the property of the Landlord as of their completion, without compensation being due to the Tenant therefor.

Upon expiration or sooner termination of the Lease, the Tenant shall remove all Alterations and deliver the Premises in the same condition as that in which they were delivered at the beginning of the Initial Term unless the Landlord shall give written notice to the Tenant that any or part of the Alterations shall remain on the Premises. Tenant shall, at its sole cost and expense, repair any damage caused by such removal.

9.4	Tenant’s Allowance

As a contribution to the costs of Alterations, provided the Tenant is not then in default, the Landlord shall grant to the Tenant an allowance of FIVE DOLLARS (5.00$) per sq. ft. of the rentable area of the Premises, plus applicable taxes (the “Tenant’s Allowance”), subject to the conditions set out below.

Provided the Tenant is not then in default to perform any of its obligations set forth in this Lease, the Tenant’s Allowance shall be entirely paid to the Tenant within thirty (30) days following the date all of the following has been completed or performed: (i) the present Lease has been executed; (ii) Landlord has received all copies of third party invoices pertaining to the Alterations completed by Tenant at the Premises; (iii) all amounts due to any person having worked or contributed to the Alterations have been fully paid; (iv) all Alterations have been executed in accordance with the plans and specifications approved in advance by the Landlord and the Law; (v) the delays to register a legal hypothec pertaining to the Alterations have expired and, if a legal hypothec has been filed, such legal hypothec has been discharged by the Tenant; (vi) the Tenant has provided the Landlord with up-to-date valid certificates from the Commission des normes, de l’équité, de la santé et de la sécurité du travail for each and every contractor and sub-contractor who participated to the Alterations that each such contractor and sub-contractor has complied with all requirements provided by the Occupational Health and Safety Act and the Act Respecting Industrial Accidents and Occupational Diseases and is a duly registered member in good standing at the date of the certificate; (vii) the Tenant has submitted to Landlord for any disbursement of the Tenant’s Allowance, an invoice addressed to the attention of any entity determined by Landlord at its sole discretion, which invoice shall contain the detail of the amount of the Tenant’s Allowance requested from the Landlord, as well as Tenant’s Q.S.T/G.S.T. numbers; and (viii) the Tenant has delivered to Landlord a statutory declaration of an officer of the contractor that has performed the Alterations certifying 1) that such Alterations have been “completed” in conformity with the provisions of the Civil code of Quebec or pursuant to any other applicable legislation in the province of Quebec; and 2) the veracity of the subsections (iii) to and including (v) hereinbefore mentioned.

All Landlord recoveries identified in this Lease and all charges for work performed by Landlord on Tenant’s behalf will be deducted from the gross amount of the Tenant’s Allowance prior to its payment by Landlord and if Landlord’s recoveries and charges are in excess of the Tenant’s Allowance, Tenant will be invoiced directly for the difference.

Despite anything to the contrary in this Lease, or under any Law, if Tenant takes the benefit of any Law for the protection of insolvent debtors, then an amount equal to the then unamortized part of the Tenant’s Allowance (over an amortization period equal to the length of the Initial Term) on the day before the date Tenant files for such protection, plus applicable sales taxes, shall immediately be due and payable by Tenant to Landlord as Additional Rent as of such date.

9.5	Inspection

Landlord and its authorized representatives shall, after having given to Tenant a twenty-four hours prior written notice, except in the case of an emergency where no notice is required, have the right to visit and inspect the Premises during usual business hours.

9.6	Landlord’s Right to Carry Out Tenant’s Repairs

In the event Tenant fails to comply with the obligations set forth in Section 9.1, and despite anything to the contrary contained in this Section, the Landlord shall have the right to carry out the Tenant’s repairs after giving written notice of five (5) business days to the Tenant to this effect. All costs incurred by the Landlord in so doing, together with an administration of fifteen percent (15%) over such costs, shall be payable by the Tenant to Landlord as Additional Rent on demand.

Notwithstanding the foregoing, in the event any work or action is urgently required Landlord may proceed with such reasonable steps as in its discretion are deemed by it to be necessary for the protection and preservation of the Premises or the Building without any prior written notice.

9.7	Modifications to the Property

Subject to the Landlord’s obligations under the second paragraph of Section 9.8, none of the provisions of this Lease or the Law shall be interpreted as imposing a restriction on the Landlord’s right to modify the Property, excluding the Premises or the Parking Spaces, in any manner whatsoever, including by building or removing structures or premises or by changing the use of the Property (in all cases excluding, for clarity, the Parking Spaces and Premises, whose use and location shall not be affected), its appearance, the activities carried on, or any other characteristic of the Property (excluding in all cases, the Premises and the Parking Spaces).

9.8	Consequence of Entry or of Modifications by the Landlord

For clarity and subject to the provisions of this Lease, no entry by the Landlord to inspect or perform work in the Premises and no modifications to the Property, in each case to the extent same is done in accordance with this Lease, shall be construed as an eviction, a default by the Landlord to provide peaceable enjoyment of the Premises by the Tenant nor shall it be deemed to constitute a change of form or destination nor shall it affect the validity of the Lease in any way; the Tenant hereby waiving its rights and recourses against the Landlord in that regard.

Should Landlord make any changes to the Property pursuant to Sections 9.2, 9.6 or 9.7 or perform any work in the Premises as may be required for Landlord to fulfill its obligations under this Lease or the Law, such changes or work shall not constitute an eviction, actual or presumed, nor a failure from Landlord to fulfill its obligation to provide peaceable enjoyment, nor shall it constitute a change of form or destination, and will not affect the validity of the Lease in any manner whatsoever, Tenant hereby waiving any right it may have pursuant to these changes or the performance of such work, and waiving any right it may have to claim for damages or for a reduction of Rent to the full extent permitted by law, provided the Landlord acts reasonably, diligently and promptly to complete such changes or work and in a manner to least interfere with the Tenant’s operations in the Premises and use of Parking Spaces as is commercially reasonable for the Landlord to do so.

ARTICLE 10 - ENVIRONMENT

The Landlord declares that to the best of its knowledge as at the date hereof, the asbestos affecting the Property was either removed and for such portions not accessible, properly encapsulated, the whole as required by applicable environmental legislation. The Landlord has remitted to the Tenant copy of the conformity letter dated April 30, 2019, by Eric Fortier from ING Inc. confirming the treatment of the asbestos (the “Conformity Letter”). However, the Tenant recognizes that copy of this Conformity Letter is remitted to the Tenant without the Landlord making any representations nor offering any guarantee whatsoever as to the exactitude of the Conformity Letter.

The Landlord declares that to the best of its knowledge as at the date hereof, the Property is free from any asbestos not treated as per the requirements of applicable environmental legislation or any other contaminants and hazardous substances and materials (collectively: the “Existing Contamination”).

Notwithstanding any provision in this Lease, including Section 2.2, in the event that any Existing Contamination is found during the Term (including without limitation asbestos), Landlord agrees to promptly remove or otherwise handle, at its cost, any such Existing Contamination to the extent required by the applicable Laws, but the Landlord shall not be liable for any damages this may cause to the Tenant other than the costs recoverable pursuant to this Section 10. For clarity, the Landlord’s obligation to remove or otherwise handle any Existing Contamination, includes the obligation to reimburse the Tenant for any increase in construction costs incurred by the Tenant due to the performance of any work under asbestos conditions, including notably the performance of the initial leasehold improvements, provided such costs are reasonably at market prices.

Also, for the purposes of not disturbing the Tenant’s operations within the Premises, should the Landlord fail to abide by its covenant in the foregoing sentence, the Tenant shall have the right, after giving Landlord a fifteen (15) day prior written notice, to cause the removal or handling of any such Existing Contamination and recover the reasonable costs thereof from the Landlord (including through deduction from the Rent payments).

The Tenant shall not use hazardous materials or allow them to be used in connection with its activities, except in strict compliance with all applicable environmental laws and, in such a case, it agrees to take the appropriate steps respecting the acquisition, handling, storage, use and disposal thereof.

The Tenant agrees that the emission, transportation, deposit, dispersion, release or disposal by it of any hazardous material or waste (including waste water and oil) into the ground, atmosphere, water or above water, shall comply with all applicable environmental laws and where applicable, it agrees to obtain all necessary authorizations in such regard from the relevant authorities and, where required, to file the necessary declarations with the relevant authorities.

The Tenant shall notify the Landlord without delay of any discharge or presence inside or outside the Premises of any pollutant, contaminant or other hazardous materials, as defined by the environmental laws.

Without limiting the generality of the foregoing, the Tenant shall be liable for any damage or loss of any kind whatsoever to the Premises and to the Property as a result of the violation of the applicable environmental laws by the Tenant or the Tenant’s clients, representatives, agents, employees, contractors, subcontractors or persons for whom the Tenant is at Law responsible.

ARTICLE 11 - INSURANCE

11.1	Landlord’s Insurance

Landlord shall at all times during the Term, have and maintain in full force and effect, all fire and other risk insurance on the Building, liability and boiler insurance and all other insurances against such occurrences and in such amounts and on terms and conditions as would a prudent owner of a building similar to the Building.

11.2	Tenant’s Insurance

Tenant shall take out and keep in full force and effect in the name of Tenant, Landlord and Landlord’s hypothecary creditors, as their respective interests may appear, the following insurance:

(a)	all risks insurance upon property owned by Tenant and located on the Premises, including inventory, furniture, furnishings and any alteration or addition to the Building installed by Tenant, for the full replacement cost thereof;

(b)	Comprehensive or Commercial General Liability insurance with respect to the Premises, with inclusive limits of not less than FIVE MILLION DOLLARS ($5,000,000) for bodily injury (including death) to any one or more persons or property damage; and

(c)	such other forms of insurance as Landlord or Landlord’s hypothecary creditors, in both cases acting reasonably, may consider advisable.

All Tenant’s insurance policies shall:

(a)	contain a waiver of any subrogation rights which Tenant’s insurer may have against the Landlord, except in case of fault or negligence by the Landlord;

(b)	name the Landlord as additional insured; and

(c)	contain a provision where the Landlord will be notified in writing by the incumbent insurers or insurance brokers of any cancellation of the insurance policies at least thirty (30) days before such cancellation becomes effective.

11.3	Proof of Tenant’s Insurance

Tenant shall deliver to Landlord upon demand and in any event before occupancy of the Premises by the Tenant certificates from Tenant’s insurers confirming that the insurance referred to in Section 11.2 has been placed.

ARTICLE 12 - DAMAGE, DESTRUCTION AND EXPROPRIATION

12.1	Damage and Destruction

If the Building and/or the Premises shall at any time during the Term be totally or partially destroyed or damaged to the extent that the Premises are inaccessible or unusable by the Tenant for the Permitted Use, the Landlord shall notify the other party, within thirty (30) days of the occurrence that, in the reasonable opinion of the Landlord’s architect:

(a)	such damage may not be repaired within one hundred and eighty (180) days of the occurrence thereof, in which case either Landlord or Tenant shall be entitled to terminate this Lease by giving to the other party a notice to this effect within ten (10) days of the receipt of such opinion; in the event this Lease is not terminated, Landlord shall promptly and diligently carry out such repairs, excluding the Alterations which shall be performed by the Tenant at the Tenant’s cost;

(b)	such damage may be repaired within one hundred and eighty (180) days of the occurrence thereof, in which case Landlord shall promptly and diligently carry out such repairs.

Whenever Landlord has to carry out repairs in accordance with this Section, the Rent shall be suspended from the date of the occurrence until the Tenant can access and use the Premises for the Permitted Use, in the proportion that the unusable portion of the Premises bears to the total rentable area of the Premises.

Notwithstanding the foregoing, if, as of the date of the occurrence, there are one hundred and eighty (180) days or less remaining to the Term, Landlord shall not be obligated to repair the damage and Tenant shall be entitled to immediately terminate the Lease by giving Landlord a written notice to that effect.

12.2	Payment of Rent

If Landlord shall be required to repair the Building and/or the Premises in accordance with the provisions of Section 12.1 then the Rent shall be suspended from the date of the occurrence until the date of completion of such repairs in the proportion that the area of the Premises so destroyed or damaged bears to the total area of the Premises.

12.3	Expropriation

If at any time during the Term any portion of the Property shall be acquired or expropriated, or if access to the Building or any part thereof shall, in the reasonable opinion of the Landlord, be materially affected by any such acquisition or expropriation, then in any of such events, Landlord shall have the option to terminate this Lease as of the date of the acquisition or expropriation by delivering to the Tenant a notice to this effect. If Landlord shall elect to so terminate the Lease, the Tenant shall pay to the Landlord all the Rent accrued to such date.

ARTICLE 13 - ASSIGNMENT AND SUBLEASE

The Tenant shall not assign or transfer its rights hereunder, nor sublease or permit the occupancy by any other party of any portion of the Premises during the Term, without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

For the purposes hereof, (i) a “Transfer” means any of the following: the assignment or transfer of the Lease or the rights in the Lease; the sublease or occupancy of the Premises or any portion thereof, and any change in the control of the Tenant by way of corporate reorganization or sale of its shares, and (ii) a “Transferee” means an assignee, transferee, sublessee or any third party person occupying the Premises.

The Landlord’s refusal to grant the Tenant the prior written consent will be considered reasonable (and this does not restrict in any way the right of refusal for any other reason) including:

(a)	where the Tenant is in default under the Lease; and

(b)	where the proposed Transferee does not meet the Landlord’s commercially reasonable requirements with regards to its financial status, reputation and its business experience or the type or quality of the business it wants to conduct in the Premises.

The Tenant shall deliver to the Landlord, no less than thirty (30) days prior to the date of the proposed Transfer, the name and address of the proposed Transferee, as well as information on the nature of its business, its credit references, all the modalities and conditions of the proposed Transfer as well as any other information the Landlord may reasonably require to take its decision.

Any consent by the Landlord shall be subject to the Tenant and the Transferee executing, prior to the Transfer being made, an agreement with the Landlord agreeing that the Transferee, from and after the effective date of the Transfer; (i) shall be bound by all the terms of this Lease, and (ii) shall renounce to its rights under 1876 of the Civil Code of Quebec.

In the event the Tenant receives directly or indirectly, in virtue of a Transfer, a rent, in the form of money, goods, services or otherwise, the value of which is higher than the aggregate of the Basic Rent and the Additional Rent payable to the Landlord under the Lease for the Premises (or for the portion transferred), the Tenant shall pay the excess amount of rent to the Landlord, as Additional Rent, upon receipt of such rents.

The Landlord may, at any time during the Term, elect to receive directly from the Transferee all sums due and payable by the Transferee to the Tenant pursuant to the Transfer (the “Landlord’s Right to Elect”). Upon receipt of a notice from the Landlord to the effect that the Landlord exercises the Landlord’s Right to Elect, the Transferee shall thereafter pay all sums due and payable by the Transferee to the Tenant directly to the Landlord on the terms and conditions set forth in the Lease or as otherwise determined by the Landlord in the notice. The amounts so paid by the Transferee and actually received by the Landlord shall be credited against the Tenant’s monetary obligations under this Lease.

In the event of a Transfer, the Tenant shall remain solidarily liable with the assignee or sublessee with respect to all Tenant’s obligations under the Lease, until expiry of the then current Term, excluding for clarity any extension of the Term through any renewals by the Transferee.

ARTICLE 14 - RIGHT OF FIRST OFFER

Intentionally deleted.

ARTICLE 15 - NON-LIABILITY AND INDEMNITY

The Landlord shall not be liable to the Tenant, the Tenant’s agents, representatives, employees, directors and officers, customers or guests for any damage or loss occurring for any reason in the Premises or in the Building as a result of any act or omission of any kind whatsoever and by anybody, save and except if the damage or loss results from the default under this Lease by (to the extent as provided in the Lease), or the fault or the negligence of the Landlord, its agents, employees, representatives or any other person for which the Landlord is legally responsible. More particularly, but without limitation, the Landlord shall not be so liable for any damages or losses to the assets of the Tenant or of any other person located in the Premises or in the Building, again save and except if the damage or loss results from the default under this Lease by (to the extent as provided in the Lease), or the fault or the negligence of the Landlord, its agents, employees, representatives or any other person for which the Landlord is legally responsible (which shall not include, for greater certainty, any third party contractors hired by the Landlord).

The Tenant will indemnify the Landlord and its agents and employees against any claim, action, proceeding, liability, loss, damage, and expense, including reasonable attorney’s fees, directly arising from:

(a)	any breach, violation, or non-performance of any covenant, condition or agreement in this Lease to be fulfilled, kept, observed or performed by the Tenant;

(b)	any environmental contamination at or from the Property occurring during the Term caused solely by the use or occupation of the Premises by the Tenant or by persons the Tenant gives access to, including without limitation, the Tenant’s clients, representatives, agents, employees, contractors, subcontractors or persons for whom the Tenant is at Law responsible;

(c)	any injury to person or persons, including death resulting at any time therefrom, occurring in or about the Premises as a result of the exercise of rights in respect thereof under this Lease by the Tenant or the Tenant’s clients, representatives, agents, employees, contractors, subcontractors or persons for whom the Tenant is at Law responsible; and

(d)	any damage to or loss of property caused by the default under this Lease by, or the fault or the negligence of the Tenant or the Tenant’s clients, representatives, agents, employees, contractors, subcontractors or persons for whom the Tenant is at Law responsible.

however, no provision of this Lease will require the Tenant to indemnify the Landlord, its agents or employees against any actions, causes of action, suits, damages, loss, costs, claims, or demands arising out of the fault or negligence of the Landlord, its agents, or employees.

This Article 15 shall survive the expiration of the Term of this Lease.

ARTICLE 16 - DEFAULT

16.1	Event of Default

An “Event of Default” shall be considered to have occurred when any one or more of the following happens:

(a)	(Intentionally deleted);

(b)	Tenant fails to pay any Rent when it is due and such failure continues for ten (10) days after Tenant received a notice from Landlord to the Tenant specifying the failure;

(c)	Tenant fails to provide and maintain the Letter of Credit in accordance with the terms and conditions set forth in Article 6;

(d)	Tenant fails to observe or perform any other of the terms, covenants, conditions or agreements contained in this Lease and such failure continues for twenty (20) days after Tenant received notice from the Landlord to the Tenant specifying the failure (except as set out in paragraphs a), c) and e) to m) of this Section 16.1, where no notice is required);

(e)	this Lease or any of Tenant’s assets, movable or equipment are taken or seized by any creditor;

(f)	a writ of seizure or execution is issued against the goods, assets or equipment of Tenant;

(g)	Tenant makes a sale in bulk of all or a substantial portion of its assets or a sale of its shares other than in a transfer approved by Landlord;

(h)	the Premises are used or occupied for purposes other than the Permitted Use;

(i)	the Premises are used by any person other than those persons entitled to use them under this Lease;

(j)	Tenant makes an assignment for the benefit of creditors or commits any act of bankruptcy as defined in the Bankruptcy and Insolvency Act (Canada) or any successor of it, or becomes bankrupt or insolvent or takes the benefit of any legislation now or hereafter in force for bankrupt or insolvent debtors;

(k)	an order is made for the winding up or liquidation of Tenant, or Tenant voluntarily commences winding-up procedures for liquidation;

(I)	an order or appointment is made for a receiver or a receiver and manager of all of the assets or undertaking of Tenant; or

(m)	any insurance policy covering any part of the Property is, or is threatened to be, cancelled or adversely changed or the premium cost is, or may be, significantly increased as a result of any act or omission by Tenant or any person for whom Tenant is responsible in law.

16.2	Rights of Landlord

(a)	Penalty for Delay

(Intentionally deleted).

(b)	Right to Resiliate

In case of an Event of Default, the Landlord shall have the right to resiliate the Lease (the “Right to Resiliate”) upon sending a written notice to the Tenant to that effect (the “Resiliation Notice”), the whole without prejudice to its other rights and recourses provided in this Lease. The resiliation of the Lease shall take effect ten (10) business days after the Tenant’s receipt of the Resiliation Notice, unless the Tenant has cured the Event of Default, prior to the expiration of the ten (10) business day delay, without the necessity of any other notice or judicial process ; the Tenant renouncing to its right to cure the default prior to a judgment being rendered pursuant to Article 1883 of the Civil code of Quebec.

(c)	Right to Cure Tenant’s Default

If Tenant shall fail to execute any obligation which it has assumed under this Lease, Landlord shall be entitled, after Tenant has received the notice required to be given under paragraphs 16.1(b) and (d) as the case may be, to fulfill or cause to be fulfilled any or part of the obligations of the Tenant. The Tenant shall pay to the Landlord, upon demand, the amounts expended in accordance with the provisions of this Section, with interest thereon at the Prime Rate plus four percent (4%) per annum calculated from the date of payment of such amounts. The Landlord shall incur no liability whatsoever to the Tenant for damage or loss resulting from the performance of the obligations of the Tenant.

ARTICLE 17 - SIGNS

17.1	Tenant may install signs

Tenant shall have the right during the Term to install and display at Tenant’s cost signs upon the Premises in conformity with the Law and the Landlords signage policies, with prior written approval of Landlord which may not be unreasonably delayed or withheld.

ARTICLE 18 - GENERAL PROVISIONS

18.1	Quiet Enjoyment

Landlord covenants with Tenant that so long as Tenant complies with the terms of this Lease, Tenant may occupy and enjoy the Premises without any interruption from Landlord or other tenants of Landlord.

18.2	Registration

Tenant shall, at its cost, have the right to publish the Lease by notice, the whole in conformity with article 2999.1 of the Civil Code of Quebec. Such notice shall not contain any mention of the Rent or other financial conditions contained in the Lease and shall be submitted to Landlord for prior approval. Within thirty (30) days after the end of the Term, Tenant shall cancel at its expense the publication of such notice. In the event Tenant fails to cancel the said publication, Tenant hereby expressly and irrevocably appoints Landlord as attorney for Tenant with full power and authority to cancel such notice and to execute and deliver in the name of Tenant any instruments or certificates required for such purpose, the whole at Tenant’s cost.

18.3	Brokerage Commissions

Landlord and Tenant represent and warrant to each other that the only brokerage agency involved in this transaction is CBRE Limited. Landlord shall be responsible for the payment of the brokerage commission of CBRE Limited, to the complete exoneration of the Tenant, and as per the separate agreement made between the Landlord and CBRE Limited. The Tenant shall indemnify and hold the Landlord harmless for any claims for any broker, agent or other representatives other than CBRE Limited hired or retained by the Tenant with regard to the present transaction. The Landlord shall indemnify and hold the Tenant harmless for any claims for any broker, agent or other representatives other than CBRE Limited hired or retained by the Landlord with regard to the present transaction.

18.4	Entire Agreement

This Lease replaces and revokes any and all previous agreements, written or oral, between Landlord and Tenant, and constitutes the entire agreement between Landlord and Tenant as to the matters herein contemplated. This Lease may only be modified by a writing signed by Landlord and Tenant.

18.5	Renunciation

In the case of an Event of Default, once the Landlord has exercised its Right to Resiliate or has instituted legal proceedings to cancel or resiliate, or to ratify the cancellation or resiliation, of the present Lease, than notwithstanding any Law or custom to the contrary, Tenant shall not be able to impede such cancellation or resiliation by correcting its failures once the Lease has been resiliated pursuant to Section 16.2 or once legal proceedings have been instituted and Tenant hereby renounces to the provisions of article 1883 of the Quebec Civil Code.

Tenant also hereby renounces to the rights and benefits it may have pursuant to Articles 1854 (2nd paragraph), 1859, 1861, 1863 (2nd paragraph), 1867, 1868 (2nd paragraph), 1881 and 1883 1881 and 1883 of the Civil Code of Quebec or any successor or replacement legislation.

18.6	Rights Cumulative

The rights and recourses of Landlord hereunder shall be cumulative and not alternative, unless otherwise expressly provided for herein.

18.7	Fortuitous Event

Notwithstanding anything to the contrary contained herein, if either Landlord or Tenant is bona fide delayed or hindered in or prevented from the performance of any term or obligation required hereunder (except the Tenant’s obligation of payment of Rent which shall never be excused) by reason of a fortuitous event or force majeure, then performance of such term or obligation shall be excused for the period of the delay and the party in question shall be entitled to perform such term or obligation within the appropriate delay after the expiration of such delay.

18.8	Waiver

The waiver by either Landlord or Tenant of any breach of any term, obligation or condition herein contained shall not be deemed a waiver of such term, obligation or condition or of any subsequent breach of same or of any of the term, obligation or condition herein contained. No term, obligation or condition hereof is deemed to have been waived by the party in whose favour it is stipulated, unless such waiver be in writing.

18.9	Additional Documents

Landlord and Tenant shall upon demand sign and cause to be signed any document, and perform and cause to be performed any act, necessary or useful to give full effect to the intent and terms of this Lease.

18.10	Confidentiality

Both parties agree not to disclose to any person the terms of this Agreement, except to their professional advisors and auditors, if any, who also agree to keep it confidential or except to a government body as required by applicable law or a court of competent jurisdiction. Both parties also agree to maintain any information they may have or come into possession in the utmost of confidence.

18.11	Notices

Any notice, demand, request or other writing which may be or is required to be given under this Lease shall be in writing and may be delivered by email, in person or sent by registered mail, postage prepaid, and shall be addressed as follows:

(a)	if to Landlord:

266 King Street West, Suite 405

Toronto, Ontario, M5V 1H8

Attention: Paul Hornack

Email: PAULHORNAK@XYZSTORAGE.COM

(b)	if to Tenant:

Before the Early Occupancy Date:

20 Deschênes Street

Saint-Quentin, New Brunswick, E8A 1M1

Attention: the Director of Operations

Email: dcb@globo.tech

From the Early Occupancy Date:

At the Premises

Attention: the Director of Operations

Email: dcb@globo.tech

Any such notice, demand, request or writing shall be conclusively deemed to have been given or made on the day upon which such notice, demand, request or writing is delivered or emailed or, if mailed, then on the third business day following the date of mailing, as the case may be. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice, the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

18.12	Estoppel Certificate

Within ten (10) days following the Landlord’s written request thereof, the Tenant shall execute and deliver to the Landlord or to any other person designated by the Landlord an Estoppel Certificate with respect to the Lease and the Premises.

18.13	Governing Law

This Lease shall be governed and construed in accordance with the laws of the Province of Québec.

18.14	Counterparts

This Lease, and any other agreement delivered in connection therewith, and any amendments thereto, may be executed in any number of counterparts with the same effect as if all Parties to this Lease, or to such other agreement or amendment, as the case may be, had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

18.15	Execution by electronic means

This Lease and any other agreement delivered in connection therewith, and any amendments thereto, may be executed by electronic copy in a portable document format or such similar format and if so executed and transmitted, will be for all purposes as effective as if the Parties had delivered an executed original of this Lease, or such other agreement or amendment, as the case may be, and shall be deemed to be made when the receiving party confirms this Lease, or such agreement or amendment, as the case may be, to the requesting Party by electronic copy in a portable document format or such similar format. A Party sending an electronic copy shall thereafter send or deliver the original document to the receiver of such electronic copy.

18.16	Language

The parties hereto acknowledge to have requested that this Lease and all documents related thereto be drafted in English. Les parties aux présentes reconnaissent avoir requis que le présent bail ainsi que tous les documents qui y sont reliés soient rédigés en anglais.

[The signatures follow on next page.]

SIGNED at the City of Toronto, Province of Ontario, this 19th day of March 2020.

BEDFORD STORAGE LIMITED PARTNERSHIP, represented by BEDFORD SELF STORAGE CORPORATION, as Landlord

/s/ J.C. DONALD		/s/ Paul Hornak
Witness	J.C. DONALD	Name:	Paul Hornak
		Title:	Vice-President

Witness

SIGNED at the City of Montreal, Province of Quebec, this 16th day of March 2020.

NWORKS MANAGEMENT CORP ., as Tenant

/s/ Arianne Valois		/s/ Anthony Levesque
Witness	Arianne Valois	Name:	Anthony Levesque
		Title:	Director of Operations

Witness

[Signature page to Bedford-NWorks – Lease]

SCHEDULE “A”

Site Plan of the Property

La Compagnie de Chemin de Fer Canadien Pacifique

2 174 546
2 482 586
2 174 550
2 174 547
S (M) 23 907,0m²
S (CR) 23 800,2m²
S (T) 23 929,2m²
2 174 548
2 174 551
2 482 392
Chemin Goyer
2 482 390
2 482 391
Chemin Bedford

SCHEDULE “B”

Landlord’s Work

The Landlord shall carry out, at its sole cost and expense, the following work which shall be carried out in accordance with the applicable building codes and good industry practice and which shall be substantially completed no later than the dates set out below:

(a)	Premises shall be demised with cinder block (minimum 12 feet high) and according to the applicable requirements of the building code(s) no later than six weeks from the signature hereof by all parties;

(b)	The roof membrane above (i) the Premises and (ii) premises immediately adjacent thereto shall be redone by no later than May 31, 2020;

(c)	Premises shall be demised with a separating wall delimiting the Premises from the rest of the Building no later than six weeks from the signature hereof by all parties;

(d)	Landlord shall assure that the warehouse floors have been cleaned no later than six weeks from the signature hereof by all parties;

(e)	Landlord shall provide to the Premises electricity of a minimum capacity to be eighty percent (80%) of the existing electrical capacity for the Building, the whole no later than six weeks from the signature hereof by all parties;

(f)	The electrical entrance shall be modified and repaired to render it code compliant (Hydro copper is line is currently exposed) no later than six weeks from the signature hereof by all parties;

(g)	Subject to the above, Landlord shall deliver, on the Commencement Date, the Premises with all building systems in good working order including roof, mechanical, lighting, electrical, plumbing, HVAC System, loading docks, levelers, walls, doors and with no cracked windows. Without limiting the generality of the foregoing, the Landlord undertakes to have the roof replaced in its entirety no later than May 31, 2020 and to render the electrical entrance code compliant by the date set out for such work further above.

(collectively: the “Landlord’s Work”).

SCHEDULE “C-1”

SIX (6) RESERVED PARKING SPACES

SCHEDULE “C-2”

TWO (2) RESERVED HANDICAP PARKING SPACES

SCHEDULE “C-3”

TEN (10) GENERAL PARKING SPACES